                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

FORM 3                                                      OMB APPROVAL
                                                   -----------------------------
                                                   OMB NUMBER:  3235-0104
                                                   Expires:  September 30, 1998
                                                   Estimated average burden
                                                   hours per response ...... 0.5
                                                   -----------------------------


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

--------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

   HMC Acquisition Corp..
--------------------------------------------------------------------------------
  (Last)                             (First)                         (Middle)

   1300 North Market Street
--------------------------------------------------------------------------------
                                    (Street)

   Wilmington                           Delaware                19801
--------------------------------------------------------------------------------
  (City)                             (State)                          (Zip)


--------------------------------------------------------------------------------
2. Date of Event Requiring Statement (Month/Day/Year)

   8/20/97
--------------------------------------------------------------------------------
3. IRS or Social Security Number of Reporting Person (Voluntary)


--------------------------------------------------------------------------------
4. Issuer Name and Ticker or Trading Symbol

   Heritage Media Corporation ("HMC")
--------------------------------------------------------------------------------
5. Relationship of Reporting Person to Issuer:
       (Check all applicable)


                  Director                   X     10% Owner
           -----                           ------

                  Officer (give                    Other (Specify
           -----           title below)    ------         below)




--------------------------------------------------------------------------------
6. If Amendment, Date of Original (Month/Day/Year)

--------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check Applicable Line)

    Form filed by One Reporting Person
----

 X  Form filed by More than One Reporting Person
----

--------------------------------------------------------------------------------

            Table 1 -- Non-Derivative Securities Beneficially Owned


1. Title of Security                      2. Amount of Securities   3. Ownership Form:   4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                                Beneficially Owned        Direct (D) or        (Instr. 5)
                                             (Instr. 4)                Indirect (I)
                                                                       (Instr. 5)
--------------------------                -------------------------  -----------------   ------------------------------------------

Common Stock, par value $.01 per share          38,514,887(1)              (D)
--------------------------------------    -------------------------  -----------------   ------------------------------------------

--------------------------------------    -------------------------  -----------------   ------------------------------------------

--------------------------------------    -------------------------  -----------------   ------------------------------------------

======================================    =========================  =================   ==========================================
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.             Page 1 of 6
                                                                                                                    SEC 1474 (7-96)

                          (Print or Type Responses)


        Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security   2. Date Exer-   3. Title and Amount of Securities  4. Conversion   5. Ownership    6. Nature of
   (Instr. 4)                        cisable and     Underlying Derivative Security     or Exercise     Form of         Indirect
                                     Expiration      (Instr. 4)                         Price of        Derivative      Beneficial
                                     Date                                               Derivative      Security:       Ownership
                                    (Month Day                                          Security        Direct (D)      (Instr. 5)
                                     Year)                                                              or
                                  ------- ------- ---------------------------------                     Indirect (I)
                                  Date    Expira-                            Amount                     (Instr. 5)
                                  Exer-   tion                               or
                                  cisable Date             Title             Number
                                                                             of
                                                                             Shares
-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

===============================   ======= =======  ========================  ====== =============== =============== =============
Explanation of Responses:

                                                     /s/ Jon L. Fisse                     8/29/97
                                                     _______________________________    ______________
                                                     Vice President                        Date
                                                     **Signature of Reporting Person

(1)   Pursuant to the terms of the Agreement and Plan of Merger (the "Merger
Account"), dated as of March 17, 1997, by and among Heritage Media Corporation
("Heritage"), The News Corporation Limited ("News Corporation") and HMC
Acquisition Corp., on August 20, 1997 Heritage merged with and into HMC
Acquisition Corp., with HMC Acquisition Corp. as the surviving corporation (the
"Merger"). The number of shares of Common Stock beneficially owned (fully diluted) by the Reporting Persons as of the date hereof is 38,514,887 shares, representing 100% of the outstanding Common Stock of Heritage Media Corporation immediately prior to the effective time of the Merger.



**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.
                                                                                                                      Page 2 of 6

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

FORM 3                                                      OMB APPROVAL
                                                   -----------------------------
                                                   OMB NUMBER:  3235-0104
                                                   Expires:  September 30, 1998
                                                   Estimated average burden
                                                   hours per response ...... 0.5
                                                   -----------------------------


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

--------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

   The News Corporation Limited
--------------------------------------------------------------------------------
  (Last)                             (First)                         (Middle)

   2 Holt Street
--------------------------------------------------------------------------------
                                    (Street)

   Sydney               New South Wales 2010            Australia
--------------------------------------------------------------------------------
  (City)                             (State)                          (Zip)


--------------------------------------------------------------------------------
2. Date of Event Requiring Statement (Month/Day/Year)

   8/20/97
--------------------------------------------------------------------------------
3. IRS or Social Security Number of Reporting Person (Voluntary)


--------------------------------------------------------------------------------
4. Issuer Name and Ticker or Trading Symbol

   Heritage Media Corporation ("HMC")
--------------------------------------------------------------------------------
5. Relationship of Reporting Person to Issuer:
       (Check all applicable)


                  Director                   X     10% Owner
           -----                           ------

                  Officer (give                    Other (Specify
           -----           title below)    ------         below)




--------------------------------------------------------------------------------
6. If Amendment, Date of Original (Month/Day/Year)

--------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check Applicable Line)

    Form filed by One Reporting Person
----

 X  Form filed by More than One Reporting Person
----

--------------------------------------------------------------------------------

            Table 1 -- Non-Derivative Securities Beneficially Owned


1. Title of Security                      2. Amount of Securities   3. Ownership Form:   4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                                Beneficially Owned        Direct (D) or        (Instr. 5)
                                             (Instr. 4)                Indirect (I)
                                                                       (Instr. 5)
--------------------------                -------------------------  -----------------   ------------------------------------------

Common Stock, par value $.01 per share          38,514,887(1)              (D)
--------------------------------------    -------------------------  -----------------   ------------------------------------------

--------------------------------------    -------------------------  -----------------   ------------------------------------------

--------------------------------------    -------------------------  -----------------   ------------------------------------------

======================================    =========================  =================   ==========================================
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.             Page 3 of 6
                                                                                                                    SEC 1474 (7-96)

                          (Print or Type Responses)


        Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security   2. Date Exer-   3. Title and Amount of Securities  4. Conversion   5. Ownership    6. Nature of
   (Instr. 4)                        cisable and     Underlying Derivative Security     or Exercise     Form of         Indirect
                                     Expiration      (Instr. 4)                         Price of        Derivative      Beneficial
                                     Date                                               Derivative      Security:       Ownership
                                    (Month Day                                          Security        Direct (D)      (Instr. 5)
                                     Year)                                                              or
                                  ------- ------- ---------------------------------                     Indirect (I)
                                  Date    Expira-                            Amount                     (Instr. 5)
                                  Exer-   tion                               or
                                  cisable Date             Title             Number
                                                                             of
                                                                             Shares
-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

===============================   ======= =======  ========================  ====== =============== =============== =============
Explanation of Responses:

                                                     /s/ Arthur M. Siskind                                       8/29/97
                                                     _________________________________________________________________________
                                                     Arthur M. Siskind, Senior Executive Vice President           Date
                                                      and Group General Counsel
                                                                **Signature of Reporting Person

(1)  Pursuant to the terms of the Agreement and Plan of Merger (the "Merger
     Account"), dated as of March 17, 1997, by and among Heritage Media
     Corporation ("Heritage"), The News Corporation Limited ("News Corporation") and HMC Acquisition Corp., on August 20, 1997 Heritage merged with and into
     HMC Acquisition Corp., with HMC Acquisition Corp. as the surviving corporation (the "Merger"). The number of shares of Common Stock beneficially owned as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, by the Reporting Persons as of the date hereof is 38,514,887 shares, representing 100% of the outstanding Common
     Stock of Heritage Media Corporation immediately prior to the effective time of the Merger.

**Intentional misstatement or omissions of facts constitute Federal Criminal Violations
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note:  File three copies of this Form, one of which must be manually signed.  If
space provided is insufficient,  See Instruction 6 for procedure.                                                     Page 4 of 6

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

FORM 3                                                      OMB APPROVAL
                                                   -----------------------------
                                                   OMB NUMBER:  3235-0104
                                                   Expires:  September 30, 1998
                                                   Estimated average burden
                                                   hours per response ...... 0.5
                                                   -----------------------------


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

--------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

   K. Rupert Murdoch
--------------------------------------------------------------------------------
  (Last)                             (First)                         (Middle)

   10201 West Pico Boulevard
--------------------------------------------------------------------------------
                                    (Street)

   Los Angeles                          California              90035
--------------------------------------------------------------------------------
  (City)                             (State)                          (Zip)


--------------------------------------------------------------------------------
2. Date of Event Requiring Statement (Month/Day/Year)

   8/20/97
--------------------------------------------------------------------------------
3. IRS or Social Security Number of Reporting Person (Voluntary)


--------------------------------------------------------------------------------
4. Issuer Name and Ticker or Trading Symbol

   Heritage Media Corporation ("HMC")
--------------------------------------------------------------------------------
5. Relationship of Reporting Person to Issuer:
       (Check all applicable)


                  Director                   X     10% Owner
           -----                           ------

                  Officer (give                    Other (Specify
           -----           title below)    ------         below)




--------------------------------------------------------------------------------
6. If Amendment, Date of Original (Month/Day/Year)

--------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check Applicable Line)

    Form filed by One Reporting Person
----

 X  Form filed by More than One Reporting Person
----

--------------------------------------------------------------------------------

            Table 1 -- Non-Derivative Securities Beneficially Owned


1. Title of Security                      2. Amount of Securities   3. Ownership Form:   4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                                Beneficially Owned        Direct (D) or        (Instr. 5)
                                             (Instr. 4)                Indirect (I)
                                                                       (Instr. 5)
--------------------------                -------------------------  -----------------   ------------------------------------------

Common Stock, par value $.01 per share          38,514,887(1)              (I)            By News Corporation. (2)
--------------------------------------    -------------------------  -----------------   ------------------------------------------

--------------------------------------    -------------------------  -----------------   ------------------------------------------

--------------------------------------    -------------------------  -----------------   ------------------------------------------

======================================    =========================  =================   ==========================================
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.             Page 5 of 6
                                                                                                                    SEC 1474 (7-96)

                          (Print or Type Responses)


        Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security   2. Date Exer-   3. Title and Amount of Securities  4. Conversion   5. Ownership    6. Nature of
   (Instr. 4)                        cisable and     Underlying Derivative Security     or Exercise     Form of         Indirect
                                     Expiration      (Instr. 4)                         Price of        Derivative      Beneficial
                                     Date                                               Derivative      Security:       Ownership
                                    (Month Day                                          Security        Direct (D)      (Instr. 5)
                                     Year)                                                              or
                                  ------- ------- ---------------------------------                     Indirect (I)
                                  Date    Expira-                            Amount                     (Instr. 5)
                                  Exer-   tion                               or
                                  cisable Date             Title             Number
                                                                             of
                                                                             Shares
-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------

===============================   ======= =======  ========================  ====== =============== =============== =============
Explanation of Responses:

                                                     /s/ K. Rupert Murdoch                8/29/97
                                                     _________________________________________________
                                                                                           Date
                                                     **Signature of Reporting Person

(1)   Pursuant to the terms of the Agreement and Plan of Merger (the "Merger
Account"), dated as of March 17, 1997, by and among Heritage Media Corporation
("Heritage"), The News Corporation Limited ("News Corporation") and HMC
Acquisition Corp., on August 20, 1997 Heritage merged with and into HMC
Acquisition Corp., with HMC Acquisition Corp. as the surviving corporation (the
"Merger"). The number of shares of Common Stock beneficially owned as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, by the Reporting Persons as of the date hereof is 38,514,887 shares, representing
100% of the outstanding Common Stock of Heritage Media Corporation immediately prior to the effective time of the Merger.

(2)    Approximately 30% of the voting stock of News Corporation is owned by
Cruden Investments Pty. Limited, a subsidiary thereof, Mr. Murdoch, members of his immediate family and a corporation which is controlled by trustees of settlements and trusts set up for the benefit of the Murdoch family, certain
charities and other persons.   Cruden Investments Pty. Limited is a private
Australian incorporated investment company owned by Mr. Murdoch, members of his family and various corporations and trusts, the beneficiaries of which include
Mr. Murdoch, members of his family and charities.  By virtue of shares of News
Corporation owned by corporations which are controlled by the trustees of settlements and trusts set up for the benefit of the Murdoch family, certain charities and other persons, and Mr. Murdoch's positions as Chairman and Chief
Executive of News Corporation, Mr. Murdoch may be deemed to control the operations of News Corporation.

**Intentional misstatement or omissions of facts constitute Federal Criminal Violations
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note:  File three copies of this Form, one of which must be manually signed.  If
space provided is insufficient, See Instruction 6 for procedure.                                                      Page 6 of 6